SUB-ITEM 77I:  TERMS OF NEW OR AMENDED SECURITIES

On July 15, 2014, the Board of Trustees of registrant authorized and established Investor Class and Institutional Class shares of beneficial interest, par value $0.001, of the WST Asset Manager – U.S. Bond Fund (the "Fund").  The registrant first issued and began to publicly offer Investor Class and Institutional Class shares of the Fund on September 30, 2014.  Shares of the Fund are freely redeemable and transferable.  Each share of the Fund represents an equal proportionate interest in the assets and liabilities belonging to the Fund and is entitled to such dividends and distributions out of the income of the Fund as are declared by the Trustees.  The shares do not have cumulative voting rights or any preemptive or conversion rights, and the Trustees have the authority from time to time to divide or combine the shares of the Fund into a greater or lesser number of shares, provided that the proportionate beneficial interests of shareholders in the assets of the Fund are in no way affected.  No shareholder is liable to further calls or to assessment by the Fund without his express consent.

Shares of the Fund have equal voting and liquidation rights.  When matters are submitted to shareholders for a vote, the shareholder is entitled to one vote for the full share owned and fractional votes for fractional shares owned.  Shareholders of all Classes of the of the Fund will vote together and not separately, except as otherwise required by law or when the Board of Trustees determines that the matter to be voted upon affects only the interests of the shareholders of a particular Class of shares of the Fund.   The Fund is not required to hold annual meetings of shareholders.  In the event of liquidation, the holders of shares of the of the Fund will be entitled to receive as a class a distribution out of the assets, net of the liabilities, belonging to the Fund.

Each Class of shares of the Funds represents an interest in the same assets of the Fund, have the same rights and are identical in all material respects except that (1) the Classes are subject to different investment minimums; (2) Investor Class shares of the Fund are subject to a distribution (12b-1) fee of up to 0.25% of the Fund's average daily net assets allocable to Investor Class  shares, whereas Institutional Class shares of the Fund are not subject to any distribution (12b-1) fees; (3) certain other Class specific expenses may be borne solely by the Class to which such expenses are attributable; and (4) the Class has exclusive voting rights with respect to matters relating to its own distribution arrangements.  The Board of Trustees may classify and reclassify the shares of the Fund into additional classes of shares at a future date.